UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 5, 2010
ASHLAND INC.
(Exact name of registrant as specified in charter)

Kentucky (State of Incorporation or Organization)	1-32532 (Commission File Number)	20-0865835 (IRS Employer Identification No.)

50 E. RiverCenter Boulevard P.O. Box 391 Covington, Kentucky (Address of principal executive offices)	41012-0391 (Zip Code)

(859) 815-3333
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

        On November 5, 2010, Ashland Inc. (“Ashland”) and TPG Accolade, LLC (“TPG”) entered into an Agreement of Purchase and Sale (the “Agreement”).  Pursuant to the Agreement, Ashland has agreed to sell substantially all of the assets of the global distribution business conducted by the segment of Ashland known as “Ashland Distribution” (the “Business”) to TPG for $930 million in cash (subject to a post-closing adjustment based on (i) the Net Working Capital (as defined in the Agreement) of the Business at closing and (ii) accrued pension liabilities for certain European pension obligations that will be assumed by TPG) plus the assumption of certain liabilities of the Business as specified in the Agreement.

        In the Agreement, Ashland and TPG have made customary representations and warranties and have agreed to customary covenants relating to the sale.  Specifically, (i) before the closing, Ashland will be subject to certain business conduct restrictions with respect to the Business and (ii) for three years following the closing, neither Ashland nor any of its controlled affiliates will develop a new business unit that would engage in any business that has as its primary purpose the establishment and maintenance of a logistical network for distributing chemicals and thermoplastics and disposing hazardous and non-hazardous waste, subject to certain exceptions as described in the Agreement.

        Ashland and TPG have agreed to indemnify each other for losses arising from certain breaches of the Agreement and for certain other liabilities.  In addition, Ashland will retain and has agreed to indemnify TPG for certain liabilities of the Business arising prior to the close of the sale and certain other potential liabilities, including certain litigation and environmental liabilities relating to the pre-closing period, as described in the Agreement.

        Ashland and TPG have agreed to enter into related transaction agreements at the closing, including a transition services agreement, a reverse transition services agreement and certain other commercial agreements.

        The sale is subject to certain customary closing conditions, including the expiration or termination of any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and, to the extent a filing is required, the approval of the European Commission pursuant to the Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings.  There is no financing condition to the obligations of TPG to consummate the transaction, and equity and debt commitments for the full purchase price are in place.  The Agreement provides that TPG will be required to pay Ashland a $120 million termination fee if the Agreement is terminated under certain circumstances, including based on TPG’s failure to consummate the transaction if all conditions to the obligations of TPG to close the transaction have been satisfied or waived (other than those that by their nature will not be satisfied until the closing).  The Agreement also contains certain other termination rights, including the right of either party to terminate the Agreement if the closing has not occurred on or before April 30, 2011.

        The above description of the Agreement and the sale of the Business does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which is filed as Exhibit 2.1 hereto and incorporated by reference.

        The Agreement has been included to provide security holders with information regarding its terms.  It is not intended to provide any other factual information about Ashland or TPG.  The Agreement contains representations and warranties that Ashland, on one hand, and TPG, on the other hand, made to and solely for the benefit of each other as of specific dates.  The assertions embodied in those representations and warranties were made solely for purposes of the contract between the parties to the Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the contract or contained in confidential disclosure schedules.  These disclosure schedules modify, qualify or create exceptions to the representations and warranties set forth in the Agreement.  Some of those representations and warranties (i) may not be accurate or complete as of any specified date and are modified, qualified and created in important part by the underlying disclosure schedules, (ii) may be subject to a contractual standard of materiality different from those generally applicable to security holders or (iii) may have been used for the purpose of allocating risk between the parties to the Agreement rather than establishing matters as facts.  For the foregoing reasons, the representations and warranties should not be relied upon as statements of factual information.  Security holders are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Ashland or TPG.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in Ashland’s public disclosures.

Item 8.01.	Other Events.

        On November 8, 2010, Ashland issued a press release in connection with the sale of the Business.  The full text of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

        (d) Exhibits.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHLAND, INC.
(Registrant)

Date: November 10, 2010	/s/ Lamar M. Chambers
Lamar M. Chambers
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2.1
Agreement of Purchase and Sale, dated November 5, 2010, between Ashland Inc. and TPG Accolade, LLC (pursuant to Item 601(b)(2) of Regulation S-K, exhibits and schedules to the Agreement of Purchase and Sale have been omitted; exhibits and schedules will be supplementally provided to the SEC upon request).

99.1	Press Release issued by Ashland Inc., dated November 8, 2010.